Exhibit 5 & 23.1

October 29, 2013

Board of Directors
Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202

Re:	The Legg Mason, Inc.
Deferred Compensation Fund Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the registration with the Securities and Exchange Commission on Form S-8 of $200,000,000 of Deferred Compensation Obligations (the “Obligations”), which represent unsecured obligations of Legg Mason, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Legg Mason, Inc. Deferred Compensation Fund Plan (the “Plan”).

Please be advised that I have examined the corporate records of the Company (including the Articles of Incorporation, as amended, By-Laws, as amended, and minutes) and such other documents as I considered necessary to give the opinion set forth below. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to the original document of all documents submitted to me as copies.

Based upon and subject to the foregoing, it is my opinion that, when issued in accordance with the terms of the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors rights.

Exhibit 5 & 23.1

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the Prospectus. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President and General Counsel